EXHIBIT 10.1

Execution Copy

RESERVE SETTLEMENT AGREEMENT

RESERVE SETTLEMENT AGREEMENT (the “Agreement”), dated as of May 26, 2015, by and among (a) WMI Liquidating Trust (“WMILT”), (b) Thomas W. Casey, Stephen J. Rotella, David C. Schneider and Robert J. Williams, Jr. (collectively, the “Appellants”) and (c) AXIS Reinsurance Company, Continental Casualty Company, Those Certain Underwriters at Lloyd’s, London and London Companies, Subscribing to Policy Number 509QA015507, and XL Specialty Insurance Company (the “Insurer Parties”). The signatories hereto are referred to hereinafter collectively as the “Parties” or individually as a “Party”.

RECITALS1

A. On September 26, 2008, each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.

B. Pursuant to the Confirmation Order, the Bankruptcy Court confirmed the Debtors’ Seventh Amended Plan.  On March 19, 2012, the Seventh Amended Plan became effective and, in connection therewith, WMILT became responsible for, among other things, resolving claims against the Debtors’ estates, the liquidation of the Debtors’ assets and the closing of the Debtors’ chapter 11 cases.

C. Pursuant to that certain Settlement Agreement, dated as of November 30, 2014 (as may be amended from time to time and, together with all amendments thereto, the “Settlement Agreement”), by and among (1) WMILT, (2) the D&O Claimants and (3) the Insurers, a copy of which is annexed hereto as Exhibit “A”, the parties thereto agreed, subject to certain conditions, to compromise and settle certain claims and causes of action asserted against, among others, the D&O Claimants and the Appellants, and to reconcile certain proofs of claim filed against the Debtors’ chapter 11 estates.

D. On December 12, 2014, the Appellants commenced litigation in the Superior Court of the State of Washington for King County (the “Superior Court”) by filing a complaint against certain of the Contributing Insurers asserting, among other things, that, by agreeing to the terms of the Settlement Agreement, such Contributing Insurers breached their obligations to the Appellants as set forth in their respective director and officer liability insurance policies under the 2007-08 Tower (the “Seattle Litigation”).  Pursuant to a notice, dated January 14, 2015, the Seattle Litigation was removed from the Superior Court to the United States Bankruptcy Court for the Western District of Washington (the “Washington Bankruptcy Court”).

E. On December 23, 2014, upon notice and a hearing, the Bankruptcy Court entered the Approval Order approving the Settlement Agreement and authorizing WMILT to consummate the transactions contemplated therein.

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1 Unless otherwise defined herein, capitalized terms used herein, including, without limitation, the following recitals, shall have the meanings ascribed to them in the Settlement Agreement, as defined below.

F. On January 5, 2015, a notice of appeal from the Approval Order was filed by the Appellants (the “Appeal”).

G. Pursuant to that certain Amendment to Settlement Agreement, dated as of January 15, 2015, by and among WMILT, the D&O Claimants and the Insurers, the parties thereto agreed to amend Section 6.2 of the Settlement Agreement by extending the period in which the Effective Date must occur up to and including July 15, 2015.

H. The Parties have agreed to resolve all issues associated with the Settlement Agreement, the Seattle Litigation and the Appeal upon the terms set forth in this Agreement.

NOW, THEREFORE, the Parties, in consideration of the promises, covenants and agreements herein described, including, without limitation, the Recitals, which are incorporated herein by reference, and for other good and valuable consideration acknowledged by each of them to be satisfactory and adequate, and intending to be legally bound, do hereby mutually agree as follows:

AGREEMENT

Section 1. Settlement Consideration/Reserve.  Notwithstanding the provisions of Section 2.1(a) of the Settlement Agreement, on the Effective Date, WMILT shall cause Three Million Dollars ($3,000,000.00) of the Settlement Amount to be placed into an interest bearing segregated account (the “Reserve”), to be held by a third party agreed upon by WMILT and the Appellants (the “Agent”), with the fees and expenses of the Agent to be paid from the Reserve (including the interest accrued thereon), and to be otherwise used solely to reimburse Appellants for reasonable fees and expenses incurred by Appellants in the defense of an action or an investigation (an “Action”) commenced during the period from the date hereof up to and including September 25, 2018 (the “Deadline”) by the United States of America or one if its agencies against one or more of the Appellants and asserting claims and causes of action under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, Pub.L.No. 101-73, 103 Stat. 183 (1989) (“FIRREA”).  In the event that an Action is commenced prior to the Deadline, subject to the limitation set forth in Section 7(g) hereof, upon the presentation to the Agent, with copies thereof provided to WMILT, of invoices of professionals retained by the Appellants, setting forth in detail the reasonable fees and expenses incurred by the Appellants, funds shall be distributed from the Reserve to the Appellants or their designated counsel.  WMILT shall have fifteen (15) Business Days’ prior written notice of any request for distribution from the Reserve to the Appellants and shall have such fifteen (15) Business Day period to challenge the reasonableness thereof, but shall have no ability to assert a “coverage defense” as if WMILT were an insurer in the 2007-08 Tower or the 2008-09 Tower.  To the extent that a challenge to the reasonableness of the fees and expenses is interposed, the undisputed portion(s) shall be paid and only the disputed portion(s) shall be withheld, with WMILT and the Appellants submitting the dispute(s) to binding mediation within sixty (60) days of submission of such challenge, and each of WMILT and the Appellants bearing their respective costs, attorneys’ fees and one-half of the cost of such mediation.  In the event that (1) an Action has not been commenced as of each of the respective dates set forth below, the Reserve shall be reduced on a dollar-for-dollar basis in the following amounts, with such funds being distributed

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to WMILT within three (3) Business Days of each date, together with a notice thereof being provided to the Appellants: (i) on September 25, 2015, Five Hundred Thousand Dollars ($500,000.00), together with all interest which may have accrued on the amount contained in the Reserve as of such date; (ii) on September 26, 2016, Five Hundred Thousand Dollars ($500,000.00), together with all interest which may have accrued on the amount contained in the Reserve as of such date; (iii) on September 26, 2017, Five Hundred Thousand Dollars ($500,000.00), together with all interest which may have accrued on the amount contained in the Reserve as of such date; and (iv) on September 26, 2018, all amounts then contained in the Reserve, or (2) all of the Appellants receive a distribution on account of the Employee Components of the disputed portion of their respective proofs of claim, by settlement, an order of a court of competent jurisdiction or otherwise, the Reserve, together with all interest accrued thereon, shall be distributed to WMILT within three (3) Business Days of written evidence of such distribution being delivered to the Agent; or (3) the United States Department of Justice or the United States Attorney General states, in writing, that the United States of America shall not pursue any civil claims against any of the Appellants under FIRREA, the Reserve, together with all interest accrued thereon, shall be distributed to WMILT within three (3) Business Days of a copy of such written statement being delivered to the Agent and the Appellants or (4) an Action is commenced prior to the Deadline, no amount of Reserve, including all interest accrued thereon, shall be distributed to WMILT or otherwise reduced until (i) the Action is concluded or dismissed by final order of a court of competent jurisdiction or (ii) the United States Department of Justice or the United States Attorney General states, in writing, that the United States of America shall not pursue any claims against any of the Appellants under FIRREA.  Until released to WMILT by the Agent, no funds contained in the Reserve, including, without limitation, interest accrued thereon, shall be considered proceeds of the D&O Litigation or the Asserted Claim.

Section 2. Assignment of Reserve.  Subject to the conditions and limitations set forth herein, WMILT shall have the right to sell, assign or otherwise transfer WMILT’s interest, in whole or in part, in the Reserve to any third party.  To the extent such interest is sold, assigned or otherwise transferred, all references to WMILT in Section 1 hereof and all obligations of WMILT hereunder shall apply equally to, and be binding upon, the purchasers, assignees or transferees thereof.

Section 3. Release of WMI Entities.  On and effective as of the Effective Date, and without the need for the execution and delivery of additional documentation or the entry of any additional orders of the Bankruptcy Court, except as expressly provided in this Agreement, the Appellants and each of their respective assigns, advisors, representatives, members of his or her immediate family, heirs, executors, estates and administrators or any other Person that claims or might claim through, on behalf of or for the benefit of any of the foregoing whether directly or derivatively (the “Appellant Releasors”) shall be deemed to have irrevocably and unconditionally, fully, finally, and forever waived, released, acquitted and discharged the WMI Entities, WMB, each of the Debtors’ estates, the Reorganized Debtors, their respective past or present parent entities, subsidiaries, Affiliates, directors, officers, employees, professionals, including, without limitation, any and all professionals retained by WMI or WMILT in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court other than ordinary course professionals and the predecessors, successors and assigns of any of them (collectively, the “WMI Releasees”) from any and all past, present and future claims, demands, rights, liabilities,

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or causes of action of any and every kind, character or nature whatsoever, in law or in equity, known or unknown, whether asserted or unasserted, which the Appellants, or any of them, or anyone claiming through them, on their behalf or for their benefit have or may have or claim to have, now or in the future, against any WMI Releasee that are based upon, related to, or arise out of or in connection with any of the Indemnification Claims (as applicable), the Subrogation Claims, the Asserted Claim (including, without limitation, the Committee Letter and the Demand Letters) the D&O Litigation, the Carrier Litigation, the Appeal, the Seattle Litigation, the Outside Director Non-Indemnity Claims (as applicable), or any claim, act, fact, transaction, occurrence, statement or omission in connection with, or alleged or that could have been alleged in any of the foregoing, including, without limitation, any such claim, demand, right, liability, or cause of action for indemnification, contribution, or any other basis in law or equity for damages, costs or fees incurred by the Appellants arising directly or indirectly from or otherwise relating to the foregoing (the “WMI/Appellant Released Claims”). Further, the Appellant Releasors shall be deemed to have irrevocably and unconditionally, fully, finally, and forever granted the releases provided for in Sections 41.6, 41.7 and 41.8 of the Seventh Amended Plan, the forms of which are annexed hereto as Exhibit “B”.  Notwithstanding anything contained in this Section 3 or elsewhere to the contrary, the foregoing is not intended to release, nor shall it have the effect of limiting or releasing, (i) the Excluded Claims, or (ii) the WMI Releasees from the performance of their obligations in accordance with this Agreement.

Section 4. Release of the Appellants.  On and effective as of the Effective Date, and without the need for the execution and delivery of additional documentation or the entry of any additional orders of the Bankruptcy Court, except as expressly provided in this Agreement, the WMI Entities, each of the Debtors’ estates, and the Reorganized Debtors and each of the foregoing’s respective subsidiaries and Affiliates and the predecessors, successors and assigns of any of them and any other Person that claims or might claim through, on behalf of or for the benefit of any of the foregoing, whether directly or derivatively (including, without limitation, by or through the Debtors, the receivership of WMB’s assets or otherwise) (the “WMI Releasors”), shall be deemed to have irrevocably and unconditionally, fully, finally and forever waived, released, acquitted and discharged the Appellants, and each of their respective assigns, advisors, representatives, members of his or her immediate family, heirs, executors, estates and administrators (collectively, the “Appellant Releasees”), from any and all past, present and future claims, demands, rights, liabilities, or causes of action of any and every kind, character or nature whatsoever, in law or in equity, known or unknown, whether asserted or unasserted, which the WMI Releasors, or any of them, or anyone claiming through them, on their behalf or for their benefit, have or may have or claim to have, now or in the future, against any Appellant Releasee that are based upon, related to, or arise out of or in connection with any of the Committee Letter, the Demand Letters, the Asserted Claim, the D&O Litigation, the Indemnification Claims (as applicable), the Subrogation Claims, the Carrier Litigation, the Appeal, the Seattle Litigation, the Released Avoidance Actions and the Outsider Director Non-Indemnity Claims (as applicable), or any claim, act, fact, transaction, occurrence, statement or omission in connection with or alleged or that could have been alleged in relation to any of the foregoing including, without limitation, any such claim, demand, right, liability, or cause of action for indemnification, contribution, or any other basis in law or equity for damages, costs or fees incurred by the WMI Releasors arising directly or indirectly from or otherwise relating to the Committee Letter, the Demand Letters, the Asserted Claim, the D&O Litigation, the Indemnification Claims, the Subrogation Claims, the Carrier Litigation, the Appeal, the Seattle

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Litigation, the Released Avoidance Actions or the Outside Director Non-Indemnity Claims (collectively, the “Appellant Released Claims”); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, the foregoing is not intended to release, nor shall it have the effect of limiting or releasing, (i) the Excluded Claims and (ii) the Appellant Releasees from the performance of their obligations in accordance with this Agreement.

Section 5. Release of the Insurers.  On and effective as of the Effective Date, and without the need for the execution and delivery of additional documentation or the entry of any additional orders of the Bankruptcy Court, except as expressly provided in this Agreement, the Appellant Releasors shall be deemed to have irrevocably and unconditionally, fully, finally and forever waived, released, acquitted and discharged the Insurers, and each of their respective assigns, advisors, representatives, predecessors, successors, parent companies, subsidiaries, affiliates, directors, officers, employees, reinsurers, members of his or her immediate family, heirs, executors, estates and administrators (collectively, the “Insurer Releasees”), from any and all past, present and future claims, demands, rights, liabilities, or causes of action of any and every kind, character or nature whatsoever, in law or in equity, (including any claims for “bad faith”, breach of the duty of good faith and fair dealing, unfair claims handling, unfair or deceptive trade practices, or any violation of any insurance law, statute or regulation) known or unknown, whether asserted or unasserted, which the Appellant Releasors, or any of them, or anyone claiming through them, on their behalf or for their benefit, have or may have or claim to have, now or in the future, against any Insurer Releasee that are based upon, related to, or arise out of or in connection with any of the Committee Letter, the Demand Letters, the Asserted Claim, the D&O Litigation, the Seattle Litigation, the Indemnification Claims, the Subrogation Claims, the Carrier Litigation, the Outsider Director Non-Indemnity Claims (as applicable), and/or the 2007-2008 Policies or any claim, act, fact, transaction, occurrence, statement or omission in connection with or alleged or that could have been alleged in relation to any of the foregoing, including, without limitation, any claim, demand, right, liability or cause of action for indemnification, contribution, or any other basis in law or equity for damages, costs or fees incurred by the Appellant Releasors, arising directly or indirectly from or otherwise relating to the Committee Letter, the Demand Letters, the Asserted Claim, the D&O Litigation, the Seattle Litigation, the Indemnification Claims, the Subrogation Claims, the Carrier Litigation or the Outside Director Non-Indemnity Claims (collectively, the “Insured/Appellant Released Claims”).

Section 6. Unknown Claims.  With respect to any and all released claims under this Agreement, each Party under this Agreement shall expressly waive or be deemed to have waived the provisions, rights and benefits of California Civil Code §1542 (to the extent it applies herein), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Party expressly waives, and shall be deemed to have waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of

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common law or foreign law, that is similar, comparable or equivalent in effect to California Civil Code §1542.  The Parties may hereafter discover facts in addition to or different from those that any of them now knows or believes to be true with respect to the subject matter of the Agreement, but each Party shall expressly have and shall be deemed to have fully, finally and forever settled and released any and all claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.  Each Party acknowledges and shall be deemed to have acknowledged that the foregoing waiver was separately bargained for and a key element of the settlement of which the releases contained herein are a part.

Section 7. Representations and Warranties of the Appellants.  Each of the Appellants hereby represents and warrants for himself, that:  (a) he has full requisite power and authority to execute and deliver and to perform his obligations under this Agreement, and the execution, delivery and performance hereof, and the instruments and documents required to be executed by him in connection herewith (i) have been duly and validly authorized by him and (ii) are not in contravention of any organizational documents or any agreements specifically applicable to him; and (b) no proceeding, litigation or adversary proceeding before any court, arbitrator or administrative or governmental body is pending against him which would adversely affect his ability to enter into this Agreement or to perform his obligations hereunder.

Section 8. Covenants.  Each of the Appellants hereby covenants and agrees as follows:

(a) None of the Appellants shall sell, transfer, pledge, hypothecate or assign any of the Indemnification Claims (or, where applicable, Indemnification Components), or any voting rights or participations or other interests therein during the period from the date hereof up to and including the Effective Date.

(b) None of the Appellants shall, except as expressly provided herein, (i) file any additional claims or proofs of claim, whatsoever, with the Bankruptcy Court against any of the Debtors (including secured, unsecured, administrative, priority or substantial contribution claims) other than as an amendment to an existing proof of claim, (ii) file any additional claims, commence or prosecute any pending or additional litigation, proceeding, action or matter or seek to recover damages or to seek any other type of relief against (1) any of the Insurer Releasees based upon, arising from or relating to the Insured/Appellant Released Claims, and (2) any of the WMI Releasees based upon, arising from or relating to the WMI/Appellant Released Claims, or any of the claims or causes of action asserted or which could have been asserted in the Chapter 11 Cases in connection therewith, or (iii) directly or indirectly aid any person in taking any action with respect to the WMI/Appellant Released Claims, that is prohibited by this Section 7(b).

(c) Except with respect to (i) the disputed portion of the Employee Components of the Appellants’ respective proofs of claim and (ii) litigation commenced or which may be commenced with respect thereto, each of the Appellants shall support, and otherwise take no

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action to impede or preclude, the administration of the Chapter 11 Cases, or the consummation, implementation and administration of the Seventh Amended Plan.

(d) On the Effective Date, and without limiting the generality of the foregoing, each of the Appellants shall be deemed to have covenanted not to sue (1) the Insurer Releasees with respect to the Insured/Appellant Released Claims, and to be permanently barred and enjoined from instituting, prosecuting, pursuing or litigating, in any manner, the Insured/Appellant Released Claims against the Insurer Releasees, and (2) the WMI Releasees with respect to the WMI/Appellant Released Claims, and to be permanently barred and enjoined from instituting, prosecuting, pursuing or litigating, in any manner, the WMI/Appellant Released Claims against the WMI Releasees and (3) the D&O Releasees with respect to D&O Released Claims, and to be permanently barred and enjoined from instituting, prosecuting, or pursuing or litigating, in any manner, the D&O Released Claims against D&O Releasees.  Nothing in this Agreement is intended, nor shall be construed, to modify, alter, diminish or waive the Approval Order, or any portion thereof, including, without limitation, any release, bar order, or injunction provided for therein.

(e) On the Effective Date, the Appellants shall take such action as is necessary to (1) withdraw the Appeal, including, without limitation, filing a notice of dismissal with the United States District Court for the District of Delaware and (2) cause the dismissal, with prejudice, of the Seattle Litigation, including, without limitation, by filing a request, notice or stipulation of dismissal with the Washington Bankruptcy Court.

(f) Each of the Appellants shall not object to, or otherwise directly or indirectly aid any person in taking any action to oppose, the release of the Settlement Amount or amounts or distributions reserved in the Plan Reserve, the Reserve, the disputed claims reserve or disputed equity reserve pursuant to the Seventh Amended Plan on account of the Retained Subrogation Claims being released and redistributed to holders of allowed claims in accordance with the terms and provisions of Section 26.3 of the Seventh Amended Plan.

(g) In the event that an Action is commenced prior to the Deadline,

Appellants shall be entitled to submit invoices for reimbursement from the Reserve for up to two (2) independent defense counsel and WMILT shall be entitled to contest the amount and reasonableness of any fees and expenses incurred as provided herein; provided, however, that WMILT hereby waives any right to assert a “coverage defense” with respect thereto.

(h) On the Effective Date, each of the Appellants shall confirm in writing to the WMI Entities, the D&O Claimants and the Insurers that each of the representations and warranties set forth in Section 6 of this Agreement are true and correct as of the Effective Date.”

Section 9. Reimbursement of Fees.  On the Effective Date, the Appellants shall be reimbursed for fees and expenses incurred, up to an aggregate amount of Sixty Thousand Dollars ($60,000.00) (the “Limit”), through the Appellants’ retention of  Phillips, Goldman & Spence, P.A. and Gordon Tilden Thomas & Cordell LLP (collectively, the “Firms”), in connection with (1) the review of, the preparation and filing of responses to, and the review of the pleadings to stay the D&O Litigation, (2) the preparation and prosecution of their objection to the entry of the Approval Order and the Appeal, (3) the preparation of the complaint

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commencing the Seattle Litigation and motions to stay related thereto and (4) the negotiation and execution of this Agreement.  WMILT and the Insurer Parties shall fund such reimbursement obligations up to the Limit on a twenty-five percent (25%)/seventy-five percent (75%) basis, respectively, with the Insurer Parties each paying an equal share of seventy-five percent (75%) of the Limit.  The obligation of the Insurer Parties to make payments of their portion of the Limit shall be several and not joint.  In order to receive such reimbursement, Appellants shall provide a copy of the Firms’ invoices or statements for fees and expenses incurred to WMILT and the Insurer Parties at the addresses set forth in Section 7.10 of the Settlement Agreement.  Within ten (10) Business Days of delivery thereof, WMILT and the Insurer Parties shall reimburse the Appellants up to the Limit for such fees and expenses reflected in the invoices or statements, in the percentages detailed above.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date set forth above.

WMI LIQUIDATING TRUST

By:	/s/ Charles Edward Smith
	Name:	Charles Edward Smith
	Title:	General Counsel

THOMAS W. CASEY

By:	/s/ Thomas W. Casey

STEPHEN J. ROTELLA

By:	/s/ Stephen J. Rotella

DAVID C. SCHNEIDER

By:	/s/ David C. Schneider

ROBERT J. WILLIAMS, JR.

By:	/s/ Robert J.Williams, Jr.

AXIS REINSURANCE COMPANY

By:	/s/ Timothy Vazquez
	Name:	Timothy Vazquez
	Title:	AVP - Claims Manager

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CONTINENTAL CASUALTY COMPANY

By:	/s/ David Philips
	Name:	David Philips
	Title:	Sr. Claim Counsel

THOSE CERTAIN UNDERWRITERS AT LLOYD'S, LONDON AND LONDON COMPANIES, SUBSCRIBING TO POLICY NUMBER 509QA01550707

By:	/s/ Sean Simpson
	Name:	Sean Simpson
	Title:	Authorized Representative

XL SPECIALTY INSURANCE COMPANY

By:	/s/ Michael P. Morabito
	Name:	Michael P. Morabito
	Title:	Vice President, Claims

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EXHIBIT A
SETTLEMENT AGREEMENT
(Without Exhibits)

 EXECUTION COPY
SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT (the “Agreement”), dated as of November 30, 2014, by and among (a) WMI Liquidating Trust (“WMILT”), as successor in interest to Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (“WMIIC” and, collectively with WMI, the “Debtors”), (b) Kerry K. Killinger (“Killinger”) and Alan H. Fishman (“Fishman”) (collectively, the “Officer Claimants”), (c) Stephen I. Chazen, Anne V. Farrell, Stephen E. Frank, Thomas C. Leppert, Charles M. Lillis, Phillip D. Matthews, Regina T. Montoya, Michael K. Murphy, Margaret Osmer-McQuade, Mary E. Pugh, William G. Reed, Jr., Orin C. Smith, James H. Stever and Willis B. Wood, Jr. (collectively, the “Outside Director Claimants”), (d) David Bonderman (“Bonderman” and, collectively with the Officer Claimants and the Outside Director Claimants, the “D&O Claimants”) and (e) certain insurers under WMI’s director and officer liability insurance policies for 2007-2008 (the “2007-08 Tower”) and 2008-2009 (the “2008-09 Tower”), each as set forth on Exhibit “A” hereto (collectively, the “Insurers”). The signatories hereto are referred to hereinafter collectively as the “Parties” or individually as a “Party”.

RECITALS

A. On September 25, 2008, the Office of Thrift Supervision (the “OTS”), by order number 2008-36, closed Washington Mutual Bank (“WMB”), appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for WMB (the “FDIC Receiver”) and advised that the FDIC Receiver was immediately taking possession of WMB’s assets (the “Receivership”).

B. On or about September 25, 2008, the FDIC Receiver, the FDIC, in its corporate capacity, and JPMorgan Chase Bank, N.A. entered into that certain Purchase and Assumption Agreement, Whole Bank, dated September 25, 2008, as amended, modified or supplemented prior to the date hereof.

C. On September 26, 2008, each of the Debtors filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code, as amended (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  By order, dated October 3, 2008, the Debtors’ chapter 11 cases are being jointly administered and are styled as In re Washington Mutual, Inc., et al., No. 08-12229 (MFW) (the “Chapter 11 Cases”).

D. On December 12, 2011, the Debtors filed their Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code [D.I. 9178] (as modified, the “Seventh Amended Plan”).  By order, dated February 23, 2012 (the “Confirmation Order”) [D.I. 9759], the Bankruptcy Court confirmed the Seventh Amended Plan in accordance with section 1129 of the Bankruptcy Code.

E. Upon satisfaction or waiver of the conditions described in the Seventh Amended Plan, the transactions contemplated therein were consummated on March 19, 2012.  Pursuant to the Seventh Amended Plan, the Confirmation Order and that certain Liquidating Trust Agreement effective March 6, 2012, the administration of the Chapter 11 Cases and the responsibility to reconcile and litigate remaining disputed proofs of claim were transferred to WMILT.

Bankruptcy Proofs of Claim

F. On or before March 31, 2009, the date established by the Bankruptcy Court as the last date to file proofs of claim against the Debtors and their chapter 11 estates, each of the D&O Claimants filed a proof of claim all of which, except for the proof of claim filed by Bonderman, asserted, among other claims, unliquidated claims for indemnification and advancement of defense and other litigation costs and damages, with respect to investigations, litigation commenced, threatened to be commenced or which may be commenced, under WMI’s articles of incorporation, by-laws and other corporate documents and applicable law, employment contracts and indemnification agreements (the “Indemnification Claims”).  A list of the Indemnification Claims of each of the D&O Claimants asserting such claims is attached hereto as Exhibit “B-1”.

G. Killinger also filed a proof of claim for employment-related benefits pursuant to certain employment agreements and other documents, (collectively, the “Killinger Non-Indemnity Claim”).  A list of the components of the Killinger Non-Indemnity Claim is attached hereto as Exhibit “C”. In addition, certain of the Outside Director Claimants filed proofs of claim, a list of which is attached hereto as Exhibit “D”, asserting claims against the Debtors’ estates for unpaid directors’ fees, reimbursement of ordinary course expenses incurred on behalf of the Debtors and deferred amounts allegedly owed as a result of service with various of the Debtors’ predecessor institutions (collectively, the “Outside Director Non-Indemnity Claims”).

H. On September 14, 2012, WMILT and, certain claimants entered into that certain Stipulation to Suspend Local Rule 3007-1(f)(iii) With Respect to Certain Director and Officer Claims (the “Bifurcation Stipulation”).  The Bifurcation Stipulation, approved by the Bankruptcy Court by order, dated September 17, 2012 [D.I. 10670], (1) bifurcated the proofs of claim filed by the foregoing Officer Claimants into two parts: (i) unliquidated claims for indemnification and advancement of defense and other litigation costs and damages with respect to investigations, litigation commenced, threated to be commenced or which may be commenced under WMI’s articles of incorporation, by-laws and other corporate documents and applicable law, employment contracts and indemnification agreements (collectively, the “Indemnification Components”), the list of which are set forth on Exhibit “B-1” hereto; and (ii) claims for severance payments and other employment-related benefits pursuant to certain employment agreements and other documents, including various documents with “change in control” provisions (collectively, the “Employee Components”), the list of which are set forth on Exhibit “B-2” hereto, and (2) provided, among other things, that WMILT could object to the Indemnification Components and Employee Components in separate objections notwithstanding Rule 3007-1(f)(iii) of the Local Rules for the United States Bankruptcy Court for the District of Delaware.

The D&O Policies

I. WMI held, and WMILT as WMI’s successor in interest now owns and holds, director and officer liability insurance policies, including, for claims made during the period from May 1, 2007 through May 1, 2008 (the “2007-2008 Policies”) and the period from May 1, 2008 through May 1, 2009 (the “2008-2009 Policies” and, together with the 2007-2008 Policies, the “D&O Policies”), acquired in connection with WMI’s indemnification obligations to its officers and directors and to officers and directors of WMI’s subsidiaries, including certain of the D&O Claimants.  By orders, entered December 16, 2008, May 4, 2010 and September 23, 2010, the Bankruptcy Court granted relief from the automatic stay to allow the insurance carriers with respect to the 2007-2008 Policies (the “2007-2008 Insurers”) to advance and/or pay defense costs pursuant to the D&O Policies that are, or will become, owing to certain of the D&O Claimants who were named as defendants in certain then pending litigation and investigations.

The Creditors’ Committee Letter and the Demand Letters

J. By letter, dated April 27, 2009 (the “Committee Letter”), from the statutory committee of unsecured creditors appointed in the Chapter 11 Cases (the “Creditors’ Committee”) to the Board of Directors and certain officers of WMI, and following a preliminary investigation, the Creditors’ Committee provided a “Notice of Circumstances Resulting in Potential Claims” claiming that the persons set forth on Exhibit A to such notice had engaged in certain wrongful acts that injured the Debtors, the Debtors’ estates and the creditors thereof, including, without limitation, causing a wasteful transfer of Five Hundred Million Dollars ($500,000,000.00) from WMI to WMB on September 10, 2008 (the “September Downstream” ).

K. By letter, dated October 13, 2011, special litigation counsel to WMI and counsel to the Creditors’ Committee, and by letter, dated November 11, 2013, counsel to WMILT (collectively, the “Demand Letters”), (1) made a claim and demand upon, among others, certain of the D&O Claimants with respect to the September Downstream, (2) indicated the estate’s intent to pursue legal remedies against, among others, the named D&O Claimants in the absence of a negotiated resolution of liability in connection with the September Downstream (collectively, together with the Committee Letter and the Demand Letters, the “Asserted Claim”) and (3) stated that the estate was investigating other potential claims.

The Carrier-Related Litigation

L. Following receipt of the Demand Letters, several of the D&O Claimants and WMI sought coverage for the Asserted Claim under the 2008-2009 Policies, asserting that the 2008-2009 Policies require the insurers thereunder (the “2008-2009 Insurers”) to provide insurance coverage to them in the event that “claims”, which include the Asserted Claim set forth in the Demand Letters, are made against them based upon alleged acts of such D&O Claimants in their capacities as directors or officers of WMI.  In response to the foregoing requests, the 2008-2009 Insurers denied coverage under the 2008-2009 Policies for the Asserted Claim.

M. By complaint, dated March 15, 2012 (the “XL Litigation”), the Debtors commenced litigation, styled Washington Mutual, Inc. v. XL Specialty Insurance Company, et al., Adv. Pro. No. 12-50422 (MFW), in the Bankruptcy Court against the 2008-2009 Insurers seeking, among other recoveries, compensatory and punitive damages and a declaratory judgment with respect to the 2008-2009 Insurers’ obligation to provide coverage under the 2008-2009 Policies with respect to the Asserted Claim.  The Bankruptcy Court dismissed the action due to a lack of bankruptcy court jurisdiction in an opinion reported as Washington Mutual, Inc. v. XL Specialty Insurance Company, et al., Adv. Pro. No. 12-50422 (MFW), 2012 WL 4755209 (Bankr. D. Del. Oct. 4, 2012).

N. WMILT then commenced litigation, Case No. N12C-10-087 (MMJ) (CCLD) (the “Delaware Action” and, together with the XL Litigation, the “Carrier Litigation”) in the Superior Court of the State of Delaware in and for New Castle County (the “Delaware Superior Court”) against the 2008-2009 Insurers, alleging, inter alia, that the 2008-2009 Insurers breached the 2008-2009 Policies by denying coverage to the D&O Claimants for the Asserted Claim.   The 2008-2009 Insurers filed a motion to dismiss the Delaware Action, asserting that WMILT lacked standing and the complaint otherwise failed to state a claim upon which relief may be granted or to present an actual controversy.  The Delaware Superior Court denied the 2008-2009 Insurers’ motion to dismiss, which decision the 2008-2009 Insurers appealed to the Supreme Court for the State of Delaware (the “Delaware Supreme Court”).  Pursuant to an opinion, dated May 28, 2014, and reported as XL Specialty Ins. Co. v. WMI Liquidating Trust, 93 A.3d 1208 (Del. 2014), the Delaware Supreme Court determined that the Delaware Action was not ripe and remanded the matter to the Delaware Superior Court with direction to dismiss the Delaware Action without prejudice to refiling.  By order, dated June 6, 2014, the Delaware Action was dismissed without prejudice by the Delaware Superior Court.

O. WMI and Allied World Assurance Company, Ltd. (“Allied”) are parties to the Allied World Assurance Company Policy No. C009436/001 (the “Allied Policy”), which policy WMI acquired in connection with WMI’s indemnification obligations to its officers and directors and to officers and directors of WMI’s subsidiaries.  In the XL Litigation, WMILT had named Allied as a defendant.  WMILT did not name Allied as a defendant in the Delaware Action.

P. On May 20, 2012, Allied filed an action against WMI and its successors, the trustee of WMILT and CSC Trust Company of Delaware (collectively, the “Bermuda Action Defendants”) in the Supreme Court of Bermuda, Civil Jurisdiction, styled Allied World Assurance Co., Ltd v. Washington Mutual, Inc., et al., Case No. 2012: 186 (Sup. Ct. Bermuda) (the “Bermuda Action”), seeking, among other things, alleged prevailing party attorneys’ fees (the “Bermuda Claims”).  Pursuant to a Standstill and Non-Waiver Agreement, dated December 6, 2012, and a First Amendment thereto, dated June 17, 2014, further activity between WMILT and Allied in connection with the Carrier Litigation and the Bermuda Action has been stayed subject to agreement among the parties thereto.

The Plan Reserve Stipulations

Q. On November 17, 2010, the Debtors filed that certain (1) Motion to Estimate the Maximum Amount of Certain Claims for Purposes of Establishing Reserve Under the Debtors’ Confirmed Chapter 11 Plan [D.I. 5971] (the “Estimation Motion”), seeking to estimate the maximum amount of certain claims, including, without limitation, the Indemnification Claims, and (2) Sixtieth Omnibus (Substantive) Objections to Claims (Claim Nos. 2108, 2240, 2241, 2246, 2247, 2248, 2604, 2606, 2631, 2633, 2634, 2635, 2636, 2637 and 3242) [D.I. 5970], seeking to disallow claims filed by certain of the D&O Claimants as set forth on Exhibit “A” to the Sixtieth Omnibus.

R. By stipulations, dated February 21, 2012, June 7, 2012 and September 14, 2012 (the “Non-Subordinated Reserve Stipulations”), as approved by Bankruptcy Court orders, dated March 1, 2012 [D.I. 9797], June 11, 2012 [D.I. 10272], and September 17, 2012 [D.I. 10669], respectively (the “Reserve Orders”), certain of the Parties, among others (but not including the Insurers), (1) stipulated to the establishment of a contingent reserve under Section 26.3 of the Seventh Amended Plan (the “Non-Subordinated Reserve”) to provide for distributions on account of any Allowed Indemnification Claims that may be granted relating to any litigation, investigation, or demand, which has been or may be asserted against the D&O Claimants and not subject to subordination under section 510(b) of the Bankruptcy Code (collectively, the “Non-Subordinated Indemnification Claims”) and (2) determined to resolve the issues subject to the Estimation Motion.  Among other things, the Non-Subordinated Reserve Stipulations provide that, as of the date hereof, the Non-Subordinated Reserve shall be in an amount equal to the Pro Rata Share of Distributions that would be made to the D&O Claimants if the Non-Subordinated Indemnification Claims were Allowed Claims (in Class 12 of the Seventh Amended Plan) in the aggregate amount of Twenty-Three Million Four Hundred Four Thousand One Hundred Thirty-Nine Dollars ($23,404,139.00), to be used for distributions upon the granting of any Allowed Non-Subordinated Indemnification Claims.

S. Pursuant to letters, dated December 16, 2013 and January 6, 2014, counsel for Killinger and certain of the Outside Director Claimants stated that certain fees and expenses had been reimbursed by the Insurers and the respective categories of the Non-Subordinated Reserve pursuant to the Non-Subordinated Reserve Stipulations is as follows:

Unpaid Fees and Costs	$880,849.35
Subrogation Claims	$4,399,179.60
Potential Defense Fees and Costs	$18,124,109.96

T. By stipulation, dated March 8, 2012 (the “Subordinated Claim Stipulation”), certain of the Parties (but not including the Insurers) stipulated to a contingent reserve under Section 26.3 of the Seventh Amended Plan to provide for distributions on account of any Allowed Indemnification Claims that may be granted relating to any litigation, investigation, or demand, which has been or may be asserted against the D&O Claimants and are subject to subordination under section 510(b) of the Bankruptcy Code (the “Subordinated Reserve” and, together with the Non-Subordinated Reserve, the “Plan Reserve”).  By order, dated March 9, 2012 [D.I. 9838], the Bankruptcy Court approved the Subordinated Claim Stipulation.

The D&O Litigation

U. On October 14, 2014, WMILT commenced litigation against certain of the D&O Claimants with respect to, among other claims, the September Downstream by filing complaints in the Bankruptcy Court, in an action styled WML Liquidating Trust v. Thomas W. Casey, et al., Adv. Pro. No. 14-50819 (MFW) (the “Bankruptcy Litigation”), and the King County Superior Court in the State of Washington, in an action styled WMI Liquidating Trust v. Thomas W. Casey, et al., Case No. 14-2-28048-3SEA (the “State Litigation” and, collectively with the Bankruptcy Litigation, the “D&O Litigation”).

V. The Parties, upon review of all factual information and after good-faith arm’s length negotiations, have determined, as set forth more fully below, that, subject to the terms and conditions contained herein, including, without limitation, the release of any and all Plan Reserves held under the Seventh Amended Plan for the Indemnification Claims asserted by the D&O Claimants, except for reserves for the Retained Subrogation Claims (as defined below), the D&O Claimants, WMILT and the Insurers have agreed to, among other things, compromise and settle the D&O Litigation and to provide the releases set forth in detail in Section 3 hereof.

NOW, THEREFORE, the Parties, in consideration of the promises, covenants and agreements herein described and for other good and valuable consideration acknowledged by each of them to be satisfactory and adequate, and intending to be legally bound, do hereby mutually agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Recitals.  The recitals set forth above are true, are incorporated by reference and are explicitly made a part of this Agreement.

Section 1.2. Definitions.  The following definitions shall apply to and constitute part of this Agreement and all schedules, exhibits and annexes hereto:

“2004-2005 Policies” shall mean the various director and officer liability insurance policies held by WMI and/or WMILT for claims relating to the period from May 1, 2004 through May 1, 2005, acquired in connection with WMI’s indemnification obligations to its officers and directors and to officers and directors of WMI’s subsidiaries, including certain of the D&O Claimants.

“Affiliate” shall mean, with respect to any specified entity, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified entity.

 “Allowed Claim” shall have the meaning ascribed to it in the Seventh Amended Plan.

“Approval Order” shall mean an order of the Bankruptcy Court approving the compromise and settlement embodied herein, substantially in the form annexed hereto as Exhibit “E”, or such other form which shall be, in form and substance, reasonably satisfactory to the Insurers.

 “Business Day” shall mean a day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

“Casey” shall mean Thomas W. Casey.

 “Claims” shall mean any and all claims, causes of action, liabilities, obligations, undertakings, damages, losses or other rights or remedies, whether at law or in equity, including, without limitation, all “claims” as defined in section 101(5) of the Bankruptcy Code.

“Contributing Insurers” shall mean, collectively, (a) of the 2007-2008 Insurers, Continental Casualty Company, AXIS Insurance Company and Those Certain Underwriters at Lloyd’s, London and London Companies, Subscribing to Policy Number 509QA015507 (“Lloyds”), and (b) of the 2008-2009 Insurers, XL Specialty Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA and Columbia Casualty Company.

“Effective Date” shall mean the first (1st) Business Day on which, unless otherwise waived by the Parties, all of the events and conditions described in Section 6.1 of this Agreement have been satisfied; provided, however, that, unless otherwise waived by the Parties, the Effective Date shall occur no earlier than the fifteenth (15th) day following entry of the Approval Order.

“Excluded Claims” shall mean, collectively, (a) the claims of Casey, Rotella, Schneider and Williams for severance payments and other employment-related benefits pursuant to certain employment agreements and other documents, including various documents with “change in control” provisions, (b) the Employee Components of the proofs of claim filed by Todd H. Baker, Alfred Brooks, Debora Horvath and John P. McMurray, Claim Nos. 2274, 2159, 2683 and 2543, respectively, (c) the Retained Subrogation Claims, and (d) WMILT’s defenses to the Employee Claims, Employee Components and Retained Subrogation Claims; provided, however, that WMILT shall not assert as defenses to the Employee Claims, Employee Components or Retained Subrogation Claims (i) the receipt of one or more avoidable transfers, or (ii) any Insured’s action or failure to act with respect to any matter alleged in the Committee Letter, the Demand Letters or the D&O Litigation.

“FDIC Settlement Agreement” shall mean that certain Settlement and Release Agreement, dated as of December 13, 2011, by and among the FDIC, the FDIC Receiver, Killinger, Rotella, Schneider, Linda Killinger and Esther Rotella.

“Final Order” shall mean an order or judgment of the Bankruptcy Court or other court of competent jurisdiction which has not been reversed, stayed, modified or amended and as to which (a) any right to appeal or seek certiorari, review, reargument, stay or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay or rehearing is pending, or (b) an appeal has been taken or petition for certiorari, review, reargument, stay or rehearing has been filed and (i) such appeal or petition for certiorari, review, reargument, stay or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay or rehearing was sought or (ii) the time to appeal further or seek certiorari, review, reargument, stay or rehearing has expired and no such further appeal or petition for certiorari, review, reargument, stay or rehearing is pending; provided, however, that the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 or pursuant to any similar law, rule or principle may be filed relating to such order shall not cause such order to not be a Final Order.

“Person” shall mean an individual, corporation, limited liability corporation, professional corporation, limited liability partnership, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and any spouses, heirs, predecessors, successors, representatives or assignees of any of the foregoing.

“Liquidating Trust Agreement” shall mean that certain WMI Liquidating Trust Agreement, dated as of March 6, 2012, by and among the Debtors, William C. Kosturos, as liquidating trustee, and CSC Trust Company of Delaware, as resident trustee.

“Related Actions” shall mean, collectively, the Carrier Litigation, the Bermuda Action and the D&O Litigation.

“Released Claims” shall mean, collectively, (a) any and all WMI Released Claims, D&O Released Claims, Insured Released Claims, Additional Insured Released Claims and Bermuda Released Claims (each as defined below), (b) claims or causes of action that arise in, relate to or have been or could have been asserted in the Chapter 11 Cases or the Receivership, including the “Avoidance Actions”, as defined in the September 14, 2012 Non-Subordinated Reserve Stipulation, against only the D&O Claimants (the “Released Avoidance Actions”), except for the Excluded Claims, and (c) claims that otherwise arise from or relate to the Seventh Amended Plan, this Agreement, and the negotiations and compromises set forth in this Agreement and the Seventh Amended Plan, including, without limitation, in connection with or related to any of the Debtors,  their Affiliates and their respective subsidiaries, assets, liabilities, operations, property or estates, the performance of its obligations in accordance with this Agreement, the Approval Order, the Confirmation Order or the Plan.

“Releasees” shall mean, collectively, the WMI Releasees, the Insurer Releasees, the D&O Releasees and the Additional Insured Releasees, each as defined below.

 “Releasor” shall mean any Person that provides a release to any of the Releasees pursuant to the terms of this Agreement.

“Reorganized Debtors” shall mean WMI and WMIIC, as reorganized.

“Retained Subrogation Claims” shall mean the subrogation claims, if any, held by insurers under the 2004-2005 Policies pursuant to the Subordinated Claim Stipulation; provided, however, that, under all circumstances, to the extent an Insurer has a claim under the 2004-2005 Policies pursuant to the Subordinated Claim Stipulation, such claim shall be deemed to be a Released Claim for purposes of this Agreement and not included in the definition or calculation of “Retained Subrogation Claims”.

“Rotella” shall mean Stephen J. Rotella.

“Schneider” shall mean David C. Schneider.

“Subrogation Claims” shall mean the subrogation claims, if any, held by insurers under the D&O Policies.

 “Unknown Claims” shall mean any Released Claim, as defined herein, that any Releasor, as defined herein, does not know or suspect to exist in his, her or its favor at the time of giving the release in this Agreement that if known by him, her or it, might have affected his, her or its settlement and release in this Agreement. With respect to any and all Released Claims, each Releasor shall expressly waive or be deemed to have waived, and by operation of the Approval Order shall have waived the provisions, rights and benefits of California Civil Code § 1542 (to the extent it applies herein), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTORS.

Each Releasor expressly waives, and shall be deemed to have waived, and by operation of the Approval Order shall have waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law or foreign law, that is similar, comparable or equivalent in effect to California Civil Code § 1542.  The Releasors may hereafter discover facts in addition to or different from those that any of them now knows or believes to be true with respect to the subject matter of the Released Claims, but each Releasor shall expressly have and shall be deemed to have, and by operation of the Approval Order shall have fully, finally and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. Each Releasor acknowledges and shall be deemed to have acknowledged, and by operation of the Approval Order shall have acknowledged, that the foregoing waiver was separately bargained for and a key element of the settlement of which this release is a part.

“Williams” shall mean Robert J. Williams, Jr.

“WMI Entities” shall mean WMI, WMILT, WMIIC, together with their present and former subsidiaries, affiliates, successors and assigns, including, without limitation, WMI Holdings Corp.

Section 1.3. Other Terms.  Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement. As used in this Agreement, any reference to any federal, state, local or foreign law, including any applicable law, will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include”, “includes”, and “including” will be deemed to be followed by “without limitation”. Pronouns in masculine, feminine, or neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

Section 1.4. Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement.

ARTICLE II
SETTLEMENT TERMS

Section 2.1. Settlement Consideration.  In consideration for, and in full and complete satisfaction of, the Indemnification Claims, the Subrogation Claims, the Asserted Claim, the Carrier Litigation, the D&O Litigation and the 2007-2008 Policies, the following actions shall be taken or deemed to be taken as the case may be:

(a) Payment.  Within ten (10) days of the execution and delivery of this Agreement, WMILT shall provide the Contributing Insurers written notice, to the address and in the manner set forth in Section 7.10 of this Agreement, of instructions for the payments contemplated herein which may be made, by wire transfer of immediately available funds or check.  Within ten (10) days of the Effective Date, the Contributing Insurers, on behalf of the D&O Claimants, shall pay to WMILT, by wire transfer of immediately available funds or check, Thirty-Seven Million Dollars ($37,000,000.00) (the “Settlement Amount”) as follows:  (1) AXIS Reinsurance Company shall pay One Million Three Hundred Thirty-Three Thousand Three Hundred

Thirty-Four Dollars ($1,333,334.00); (2) Continental Casualty Company shall pay Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars ($666,666.00); (3) Lloyds shall pay Twenty-Five Million Dollars ($25,000,000.00); (4)  XL Specialty Insurance Company shall pay Five Million Dollars ($5,000,000.00); (5) National Union Fire Insurance Company of Pittsburgh, PA shall pay Two Million Five Hundred Thousand Dollars ($2,500,000.00); and (6) Columbia Casualty Company shall pay Two Million Five Hundred Thousand Dollars ($2,500,000.00).  The obligation of the Contributing Insurers to make payments of their portion of the Settlement Amount shall be several and not joint.  Notwithstanding the foregoing, should any amount remain unexhausted on the 2007-2008 Policies issued by AXIS Reinsurance Company or Continental Casualty Company after subtracting from the policy limits the amounts to be paid pursuant to this Section 2.1 and any amounts paid under those policies to date, AXIS Reinsurance Company and Continental Casualty Company shall pay any such unexhausted amount towards covered Defense Expenses (as defined pursuant to XL Specialty Insurance Company Policy No. ELU097685-7), if any, until such policies are exhausted according to their terms.  For the avoidance of doubt, under no circumstances will any Contributing Insurer under the 2007-2008 Policies pay more than its policy limit for any reason.

(b) Chapter 11 Claims.  Except as expressly provided herein or pursuant to the terms and provisions of the Seventh Amended Plan, from and after the Effective Date, the D&O Claimants and the Insurers shall not object to, or take any action to prevent, the withdrawal, with prejudice, or the expungment of the Indemnification Claims (or, where applicable, the partial withdrawal of the Indemnification Component of a given proof of claim) and the Outside Director Non-Indemnity Claims, as applicable. Without in any way limiting the foregoing, from and after the Effective Date, and upon payment of the Settlement Amount as provided in Section 2.1(a) hereof, WMILT shall (1) direct Kurtzman Carson Consultants, LLC, the Bankruptcy Court-appointed claims agent in the Chapter 11 Cases, to remove from the claims registry of the Chapter 11 Cases the Indemnification Claims (or Indemnification Components, as applicable) and the Outside Director Non-Indemnity Claims, as applicable, except as expressly set forth herein and pursuant to the terms and provisions of the Seventh Amended Plan and (2) release all amounts or distributions from the Plan Reserve or the disputed claims reserve or the disputed equity escrow created pursuant to the Seventh Amended Plan, the Non-Subordinated Reserve Stipulations and the Subordinated Claim Stipulation, as the case may be, other than amounts or distributions associated with the Retained Subrogation Claims, and redistribute such amounts or distributions to holders of allowed claims in accordance with the terms and provisions of Section 26.3 of the Seventh Amended Plan and the Liquidating Trust Agreement.

Section 2.2. Outside Director Claims.  In consideration for, and in full and complete satisfaction of, the Outside Director Non-Indemnity Claims, on the Effective Date, the Outside Director Non-Indemnity Claims shall be deemed allowed in the amounts set forth on Exhibit “D” hereto.  On the first date scheduled for distributions in accordance with the terms and conditions of the Seventh Amended Plan following the Effective Date, WMILT shall make cash distributions to the Outside Director Claimants in an amount equal to the Outside Director Non-Indemnity Claims, as allowed, plus an amount equal to four percent (4%) thereof, net of applicable taxes, if any.  Without in any way limiting the foregoing, all other amounts or distributions reserved on account of Outside Director Non-Indemnity Claims shall be deemed waived by the Outside Director Claimants and such other amounts or distributions shall be released from the Plan Reserve or the disputed claims reserve or disputed equity reserve created pursuant to the Seventh Amended Plan, the Non-Subordinated Reserved Stipulations and the Subordinated Claim Stipulation, as the case may be, and redistributed to holders of allowed claims in accordance with the terms and provisions of Section 26.3 of the Seventh Amended Plan and the Liquidating Trust Agreement.

Section 2.3. Killinger Non-Indemnity Claim.  Within ten (10) Business Days of the execution and delivery of this Agreement, Killinger shall elect one of the two forms of distribution set forth on Exhibit “F” hereto and provide WMILT written notice of such election to the address and in the manner set forth in Section 7.10 of this Agreement.  In consideration for, and in full and complete satisfaction of, the Killinger Non-Indemnity Claim, on the Effective Date, the Killinger Non-Indemnity Claim shall be deemed allowed in an amount based upon the election made by Killinger from the forms of distribution set forth on Exhibit “F”.  On the first date scheduled for distributions to be made in accordance with the terms and provisions of the Seventh Amended Plan following the Effective Date, and periodically thereafter in the event of an election for periodic payments pursuant to Exhibit “F” hereto, WMILT shall pay such amount, net of applicable taxes, if any, to the FDIC pursuant to the terms and provisions of Section I(E) of the FDIC Settlement Agreement.  Without in any way limiting the foregoing, all other amounts or distributions reserved on account of the Killinger Non-Indemnity Claim shall be deemed waived by Killinger and such other amounts or distributions shall be released from the Plan Reserve or the disputed claims reserve or disputed equity reserve created pursuant to the Seventh Amended Plan, the Non-Subordinated Reserved Stipulations and the Subordinated Claim Stipulation, as the case may be, and redistributed to holders of allowed claims in accordance with the terms and provisions of Section 26.3 of the Seventh Amended Plan and the Liquidating Trust Agreement.

Section 2.4. Stay and Dismissal of Actions.  As soon as practicable following payment of the Settlement Amount provided in Section 2.1(a) hereof, but in no event later than five (5) Business Days subsequent thereto, WMILT, the D&O Claimants and the Insurers shall take any and all action as is appropriate or as another Party may reasonably request to cause the respective clerks’ offices to record the dismissal, with prejudice, of the Bermuda Action and the D&O Litigation, including, without limitation, filing a request, stipulation or motion for dismissal with prejudice of such actions with the applicable court.

Section 2.5. Insurers.  Notwithstanding anything contained in this agreement to the contrary, the releases, representations and warranties, covenants and agreements provided by the Insurers herein are limited to their role and position as the insurer of one or more of the D&O Policies, their rights and obligations under one or more of the D&O Policies and the Settlement Amount to be paid hereunder.

ARTICLE III
RELEASES AND BAR ORDER

Section 3.1.Release of WMI Entities.  On and effective as of the Effective Date, and without the need for the execution and delivery of additional documentation or the entry of any additional orders of the Bankruptcy Court, except as expressly provided in this Agreement, (i) the Insurers and each of their respective subsidiaries and Affiliates and the predecessors, successors and assigns of any of them and any other Person that claims or might claim through, on behalf of or for the benefit of any of the foregoing whether directly or derivatively (including, without limitation, by or through the Receivership or otherwise) (collectively, the “Insurer Releasors”), and (ii) the D&O Claimants and each of their respective assigns, advisors, representatives, members of his or her immediate family, heirs, executors, estates and administrators or any other Person that claims or might claim through, on behalf of or for the benefit of any of the foregoing whether directly or derivatively (the “D&O Releasors” and, together with the Insurer Releasors, the “Non-Debtor Releasors”) shall be deemed to have irrevocably and unconditionally, fully, finally, and forever waived, released, acquitted and discharged the WMI Entities, WMB, each of the Debtors’ estates, the Reorganized Debtors, their respective past or present parent entities, subsidiaries, Affiliates, directors, officers, employees, professionals, including, without limitation, any and all professionals retained by WMI or WMILT in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court other than ordinary course professionals and the predecessors, successors and assigns of any of them (collectively, the “WMI Releasees”) from any and all past, present and future claims, demands, rights, liabilities, or causes of action of any and every kind, character or nature whatsoever, in law or in equity, known or unknown (including Unknown Claims), whether asserted or unasserted, which the Insurers or D&O Claimants, or any of them, or anyone claiming through them, on their behalf or for their benefit have or may have or claim to have, now or in the future, against any WMI Releasee that are Released Claims or otherwise are based upon, related to, or arise out of or in connection with any of the Indemnification Claims (as applicable), the Subrogation Claims, the Asserted Claim (including, without limitation, the Committee Letter and the Demand Letters) the D&O Litigation, the Carrier Litigation, the Outside Director Non-Indemnity Claims (as applicable), or any claim, act, fact, transaction, occurrence, statement or omission in connection with, or alleged or that could have been alleged in any of the foregoing, including, without limitation, any such claim, demand, right, liability, or cause of action for indemnification, contribution, or any other basis in law or equity for damages, costs or fees incurred by the Non-Debtor Releasors arising directly or indirectly from or otherwise relating to the foregoing (the “WMI Released Claims”). Further, the D&O Releasors shall be deemed to have irrevocably and unconditionally, fully, finally, and forever granted the releases provided for in Sections 41.6, 41.7 and 41.8 of the Seventh Amended Plan, the forms of which are annexed hereto as Exhibit “G”.  Notwithstanding anything contained in this Section 3.1 or elsewhere to the contrary, the foregoing is not intended to release, nor shall it have the effect of releasing, (i) the Excluded Claims, or (ii) the WMI Releasees from the performance of their obligations in accordance with this Agreement.

Section 3.2. Release of the D&O Claimants.  Subject to the payment in full of the Settlement Amount, on and effective as of the Effective Date, and without the need for the execution and delivery of additional documentation or the entry of any additional orders of the Bankruptcy Court, except as expressly provided in this Agreement, (i) the Insurer Releasors and (ii) the WMI Entities, each of the Debtors’ estates, and the Reorganized Debtors and each of the foregoing’s respective subsidiaries and Affiliates and the predecessors, successors and assigns of any of them and any other Person that claims or might claim through, on behalf of or for the benefit of any of the foregoing, whether directly or derivatively (including, without limitation, by or through the Debtors, the receivership of WMB’s assets or otherwise) (the “WMI Releasors” and, together with the Insurer Releasors, the “Non-D&O Releasors”), shall be deemed to have irrevocably and unconditionally, fully, finally and forever waived, released, acquitted and discharged the D&O Claimants, Rotella, Schneider, Casey, Williams, and each of their respective assigns, advisors, representatives, members of his or her immediate family, heirs, executors, estates and administrators (collectively, the “D&O Releasees”), from any and all past, present and future claims, demands, rights, liabilities, or causes of action of any and every kind, character or nature whatsoever, in law or in equity, known or unknown (including Unknown Claims), whether asserted or unasserted, which the Non-D&O Releasors, or any of them, or anyone claiming through them, on their behalf or for their benefit, have or may have or claim to have, now or in the future, against any D&O Releasee that are Released Claims or otherwise are based upon, related to, or arise out of or in connection with any of the Committee Letter, the Demand Letters, the Asserted Claim, the D&O Litigation, the Indemnification Claims (as applicable), the Subrogation Claims, the Carrier Litigation, the Released Avoidance Actions and the Outsider Director Non-Indemnity Claims (as applicable), or any claim, act, fact, transaction, occurrence, statement or omission in connection with or alleged or that could have been alleged in relation to any of the foregoing including, without limitation, any such claim, demand, right, liability, or cause of action for indemnification, contribution, or any other basis in law or equity for damages, costs or fees incurred by the Non-D&O Releasors arising directly or indirectly from or otherwise relating to the Committee Letter, the Demand Letters, the Asserted Claim, the D&O Litigation, the Indemnification Claims, the Subrogation Claims, the Carrier Litigation, the Released Avoidance Actions or the Outside Director Non-Indemnity Claims (collectively, the “D&O Released Claims”); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, the Insurers may assert against Rotella, Schneider, Casey and Williams any defense or counterclaim they deem necessary to the extent that Rotella, Schneider, Casey or Williams assert any claim against them or seek coverage from the Insurers notwithstanding the terms of this Agreement; and, provided, further, that,  notwithstanding anything contained in this Section 3.2 or elsewhere to the contrary, the foregoing is not intended to release, nor shall it have the effect of releasing, (i) the Excluded Claims and (ii) the D&O Releasees from the performance of their obligations in accordance with this Agreement.

Section 3.3. Release of the Insurers.  Subject to the payment in full of the Settlement Amount, on and effective as of the Effective Date, and without the need for the execution and delivery of additional documentation or the entry of any additional orders of the Bankruptcy Court, except as expressly provided in this Agreement, (i) the

D&O Releasors and (ii) the WMI Releasors (collectively, the “Insured Releasors”), shall be deemed to have irrevocably and unconditionally, fully, finally and forever waived, released, acquitted and discharged the Insurers, and each of their respective assigns, advisors, representatives, predecessors, successors, parent companies, subsidiaries, affiliates, directors, officers, employees, reinsurers, members of his or her immediate family, heirs, executors, estates and administrators (collectively, the “Insurer Releasees”), from any and all past, present and future claims, demands, rights, liabilities, or causes of action of any and every kind, character or nature whatsoever, in law or in equity, (including any claims for “bad faith”, breach of the duty of good faith and fair dealing, unfair claims handling, unfair or deceptive trade produces, or any violation of any insurance law, statute or regulation) known or unknown (including Unknown Claims), whether asserted or unasserted, which the Insured Releasors, or any of them, or anyone claiming through them, on their behalf or for their benefit, have or may have or claim to have, now or in the future, against any Insurer Releasee that are Released Claims or otherwise are based upon, related to, or arise out of or in connection with any of the Committee Letter, the Demand Letters, the Asserted Claim, the D&O Litigation, the Indemnification Claims, the Subrogation Claims, the Carrier Litigation, the Outsider Director Non-Indemnity Claims (as applicable), and/or the 2007-2008 Policies or any claim, act, fact, transaction, occurrence, statement or omission in connection with or alleged or that could have been alleged in relation to any of the foregoing, including, without limitation, any claim, demand, right, liability or cause of action for indemnification, contribution, or any other basis in law or equity for damages, costs or fees incurred by the Insured Releasors, arising directly or indirectly from or otherwise relating to the Committee Letter, the Demand Letters, the Asserted Claim, the D&O Litigation, the Indemnification Claims, the Subrogation Claims, the Carrier Litigation or the Outside Director Non-Indemnity Claims (collectively, the “Insured Released Claims”); provided, however, that, notwithstanding anything contained in this Section 3.3 or elsewhere to the contrary, the foregoing is not intended to release, nor shall it have the effect of releasing, (i) the Excluded Claims and (ii) the Insurer Releasees from the performance of their obligations in accordance with this Agreement.

Section 3.4. Release of Additional Insureds.  Without limiting the generality of the foregoing releases, subject to the payment in full of the Settlement Amount, on and effective as of the Effective Date, the WMI Releasors shall release all “Insureds” and “Insured Persons” under the 2007-2008 Policies and/or 2008-2009 Policies (as defined therein, respectively) (collectively, the “Additional Insured Releasees”) from any and all claims, demands, rights, liabilities, or causes of action of any and every kind, character or nature whatsoever, in law or in equity, known or unknown (including Unknown Claims), whether asserted or unasserted, which the WMI Releasors, or any of them, or anyone claiming through them, on their behalf or for their benefit, have or may have or claim to have, now or in the future, against any Additional Insured Releasee that are Released Claims or otherwise are based upon, related to, or arise out of or in connection with any of the Committee Letter, the Demand Letters, the Asserted Claim, the D&O Litigation, the Indemnification Claims, the Subrogation Claims, the Carrier Litigation and the Outside Director Non-Indemnity Claims (as applicable) or any claim, act, fact, transaction, occurrence, statement or omission in connection with or alleged or that could have been alleged in any of the foregoing including, without limitation, any such claim, demand, right, liability, or cause of action for indemnification, contribution, or any other basis in law or equity for damages, costs or fees incurred by the Insured Releasors arising directly or indirectly from or otherwise relating to the Committee Letter, the Demand Letters, the Asserted Claim, the D&O Litigation, the Indemnification Claims, the Subrogation Claims, the Carrier Litigation or the Outside Director Non-Indemnity Claims (the “Additional Insured Released Claims”).

Section 3.5. Mutual Release of Bermuda Action.  Without limiting the generality of the foregoing releases, on and effective of the Effective Date, (a) Allied shall release the Bermuda Action Defendants from all claims, demands, rights, liabilities, or cause of action of any and every kind, character of nature whatsoever, in law or in equity, known or unknown (including Unknown Claims), whether asserted or unasserted, including any costs associated with the Bermuda Action, which Allied, or anyone claiming through it or on its behalf of for its benefit, have or may have or claim to have, now or in the future, against any of the Bermuda Action Defendants that are based up on, related to, or arise out of or in connection with the Bermuda Action or the Bermuda Claims (the “Bermuda Released Claims”) and (b) the Bermuda Action Defendants shall release Allied from the Bermuda Released Claims.  The parties to the Bermuda Action shall consent to the Bermuda Action being discontinued on the basis that there be no order as to costs.

Section 3.6. Release of Defense and Indemnity Claims.  Without limiting the generality of the foregoing releases, on and effective as of the Effective Date, the D&O Claimants and Insurers (whatever the nature of their claims), shall waive any and all rights to advancement, indemnity, subrogation, recoupment, clawback, and similar forms of legal and equitable relief against WMILT and each of the Debtors’ bankruptcy estates for all defense, indemnity and other costs paid, incurred, or to be paid or incurred by the D&O Claimants or the Insurers except for the Retained Subrogation Claims.

Section 3.7. Release of Reserves.  Notwithstanding anything contained in this Agreement to the contrary, on and effective as of the Effective Date, except for reserves for Retained Subrogation Claims, any reserves held under the Seventh Amended Plan for proofs of claims by the D&O Claimants for advancement, settlement, indemnification and defense costs paid, incurred, or to be paid or incurred by the D&O Claimants or the Insurers, including the Indemnification Claims (or Indemnification Components, as applicable), shall be released to WMILT and distributed in accordance with the terms and provisions of Section 26.3 of the Seventh Amended Plan and the Liquidating Trust Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1. Representation and Warranties of the D&O Claimants.  Each of the D&O Claimants hereby represents and warrants for itself, that:  (a) he or she has full requisite power and authority to execute and deliver and to perform his or her obligations under this Agreement, and the execution, delivery and performance hereof, and the instruments and documents required to be executed by him or her in connection herewith (i) have been duly and validly authorized by him or her and (ii) are not in contravention of any organizational documents or any agreements specifically applicable to him or her; and (b) no proceeding, litigation or adversary proceeding before any court, arbitrator or administrative or governmental body is pending against him or her which would adversely affect his or her ability to enter into this Agreement or to perform his or her obligations hereunder.

Section 4.2. Representation and Warranties of the Insurers.  Each of the Insurers hereby represents and warrants for itself, that (a) it has full requisite power and authority to execute and deliver and to perform its obligations under this Agreement, and the execution, delivery and performance hereof, and the instruments and documents required to be executed by it in connection herewith have been duly and validly authorized by it and (b) it owns the Subrogation Claims it is releasing as of the date of the executive hereof.

Section 4.3. Representation and Warranties of WMILT.  WMILT hereby represents and warrants for itself, and on behalf of the other Debtors, that:  (a) it is duly organized and validly existing under the laws of the jurisdiction of organization with all requisite power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute this Agreement and to consummate the transactions contemplated hereby; (b) it has full requisite power and authority to execute and deliver and, upon entry of the Approval Order, to perform its obligations under this Agreement, and the execution, delivery and performance hereof, and the instruments and documents required to be executed by it in connection herewith (i) have been duly and validly authorized by it and (ii) are not in contravention of its organization documents or any material agreement specifically applicable to it; and (c) no proceeding, litigation or adversary proceeding before any court, arbitrator or administrative or governmental body is pending against it which would adversely affect its ability to enter into this Agreement or to perform its obligations hereunder.

Section 4.4. Representations of the Parties as to this Agreement.  Each Party represents and acknowledges that:  (a) in executing this Agreement, he, she or it does not rely, and has not relied, upon any representation or statement made by any other Party or any of such other Party’s representative, agents or attorneys, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as may be stated specifically in this Agreement; (b) in executing this Agreement, he, she or it has relied entirely upon his, her or its own judgment, beliefs and interest and the advice of his, her or its counsel and that he, she or it has had a reasonable period of time to consider the terms of this Agreement before entering into it; and (c) he, she or it has reviewed this Agreement and that he, she or it fully understands and voluntarily accepts all of the provisions contained herein.  Each Party further represents, acknowledges and agrees that this Agreement was the product of negotiations among the Parties and that any rule of construction as to ambiguities being resolved against the drafting party shall not apply in the interpretation of this Agreement.

ARTICLE V
COVENANTS

Section 5.1. Covenants of the D&O Claimants.  Each of the D&O Claimants hereby covenants and agrees as follows:

(a) None of the D&O Claimants shall sell, transfer, pledge, hypothecate or assign any of the Indemnification Claims (or, where applicable, Indemnification Components), the Outside Director Non-Indemnity Claims or any voting rights or participations or other interests therein during the period from the date hereof up to and including the Effective Date; provided, however, that, if required by an insurance carrier party to the 2004-2005 Policies and not a party to this Agreement, Killinger may assign the portion of his Indemnification Claim relating to his pro rata portion of the Subordinated Reserve for the 2004-2005 Policies to any such insurance carrier.

(b) None of the D&O Claimants shall, except as expressly provided herein, (i) file any additional claims or proofs of claim, whatsoever, with the Bankruptcy Court against any of the Debtors (including secured, unsecured, administrative, priority or substantial contribution claims), (ii) file any additional claims, commence or prosecute any pending or additional litigation, proceeding, action or matter or seek to recover damages or to seek any other type of relief against (1) any of the Insurer Releasees based upon, arising from or relating to the Insured Released Claims, and (2) any of the WMI Releasees based upon, arising from or relating to the WMI Released Claims, or any of the claims or causes of action asserted or which could have been asserted in the Chapter 11 Cases, or (iii) directly or indirectly aid any person in taking any action with respect to the WMI Released Claims, that is prohibited by this Section 5.1(b).

(c) Each of the D&O Claimants shall support, and otherwise take no action to impede or preclude, the administration of the Chapter 11 Cases, or the consummation, implementation and administration of the Seventh Amended Plan.

(d) On the Effective Date, and without limiting the generality of the foregoing, each of the D&O Claimants shall be deemed to have covenanted not to sue (1) the Insurer Releasees with respect to the Insured Released Claims, and to be permanently barred and enjoined from instituting, prosecuting, pursuing or litigating, in any manner, the Insured Released Claims against the Insurer Releasees, and (2) the WMI Releasees with respect to the WMI Released Claims, and to be permanently barred and enjoined from instituting, prosecuting, pursuing or litigating, in any manner, the WMI Released Claims against the WMI Releasees.

(e) Each of the D&O Claimants shall not object to, or otherwise directly or indirectly aid any person in taking any action to oppose, the release of amounts or distributions reserved in the Plan Reserve, the disputed claims reserve or disputed equity reserve pursuant to the Seventh Amended Plan on account of the Retained Subrogation Claims being released and redistributed to holders of allowed claims in accordance with the terms and provisions of Section 26.3 of the Seventh Amended Plan.

(f) On the Effective Date, each of the D&O Claimants shall confirm in writing to the WMI Entities and the Insurers that each of the representations and warranties set forth in Sections  4.1 and 4.4 of this Agreement are true and correct as of the Effective Date.

Section 5.2. Covenants of the Insurers.  The Insurers hereby covenant and agree as follows:

(a) None of the Insurers shall sell, transfer, pledge, hypothecate or assign any of the Subrogation Claims or any voting rights or participations or other interests therein during the period from the date hereof up to and including the Effective Date.

(b) None of the Insurers shall, except as expressly provided herein, (i) file any additional claims or proofs of claim, whatsoever, with the Bankruptcy Court against any of the Debtors (including secured, unsecured, administrative, priority or substantial contribution claims), (ii) file any additional claims, commence or prosecute any pending or additional litigation, proceeding, action or matter or seek to recover damages or to seek any other type of relief against (1) any of the D&O Releasees based upon, arising from or relating to the D&O Released Claims, and (2) any of the WMI Releasees based upon, arising from or relating to the WMI Released Claims or Bermuda Released Claims, or any of the claims or causes of action asserted or which could have been asserted in the Chapter 11 Cases, or (iii) directly or indirectly aid any person in taking any action with respect to the WMI Released Claims or the D&O Released Claims, that is prohibited by this Section 5.2(b).

(c) Each of the Insurers shall support, and otherwise take no action to impede or preclude, the administration of the Chapter 11 Cases, or the consummation, implementation and administration of the Seventh Amended Plan.

(d) On the Effective Date, and without limiting the generality of the foregoing, each of the Insurers shall be deemed to have covenanted not to sue, the WMI Releasees with respect to the WMI Released Claims, and to be permanently barred and enjoined from instituting, prosecuting, pursuing or litigating, in any manner, the WMI Released Claims against the WMI Releasees and (2) the D&O Releasees with respect to the D&O Released Claims, and to be permanently barred and enjoined from instituting, prosecuting, pursuing or litigating, in any manner, the D&O Released Claims against the D&O Releasees.

(e) Each of the Insurers shall not object to, or otherwise directly or indirectly aid any person in taking any action to oppose, the release of amounts or distributions reserved in the Plan Reserve or the disputed claims reserve or the disputed equity reserve pursuant to the Seventh Amended Plan on account of the Retained Subrogation Claims being released and redistributed to holders of allowed claims in accordance with the terms and provisions of Section 26.3 of the Seventh Amended Plan and the Liquidating Trust Agreement.

(f) On the Effective Date, each of the Insurers shall confirm in writing to the WMI Entities and the D&O Claimants that each of the representations and warranties set forth in Sections 4.2 and 4.4 of this Agreement are true and correct as of the Effective Date.

Section 5.3. Covenants of WMILT.  WMILT hereby covenants and agrees as follows:

(a) WMILT shall take, all actions reasonably necessary to obtain, and shall take no action to impede or preclude, the approval of this Agreement, including, but not be limited to, filing on or prior to November 25, 2014, a motion for entry of the Approval Order, authorizing and approving the compromise and settlement set forth herein in accordance with Rule 9019 of Federal Rules of Bankruptcy Procedure.

(b)WMILT shall not:  (i) file any additional claims, commence or prosecute any pending or additional litigation, proceeding, action, or matter or seek to recover damages or to seek equitable relief against any of the Non-Debtor Releasees arising from or relating to the Insured Released Claims, Additional Insured Released Claims, or the D&O Released Claims, or (ii) directly or indirectly aid any Person in taking any act prohibited by clause (i) of this Section 5.3(b); provided, however, that WMILT may take such actions as are necessary to comply with applicable laws and rules, including Rev. Code Wash. (ARCW) §4.16.170, and generally to assure that the D&O Litigation is neither dismissed nor prejudiced pending the Effective Date.

(c) On the Effective Date, and without limiting the generality of the foregoing, WMILT shall be deemed to have covenanted not to sue (i) the D&O Releasees with respect to the D&O Released Claims, (ii) the Insurer Releasees with respect to the Insured Released Claims, (iii) the Additional Insured Releasees with respect to the Additional Insured Released Claims, and to be permanently barred and enjoined from instituting, prosecuting, pursuing or litigating in any manner the foregoing Released Claims against the foregoing Releasees.

(d) On the Effective Date, WMILT shall confirm in writing to the D&O Claimants and the Insureds that each of the representations and warranties set forth in Sections 4.3 and 4.4 of this Agreement are true and correct as of the Effective Date.

ARTICLE VI
CLOSING AND TERMINATION

Section 6.1. Conditions to Effective Date.  Except with regard to the covenants of the D&O Claimants set forth in Section 5.1 hereof, the covenants of the Insureds set forth in Section 5.2 hereof and the covenants of WMILT set forth in Section 5.3 hereof, the terms and provisions of this Agreement are expressly subject to the following conditions unless waived, in writing, by the Parties:

(a) the execution and delivery of this Agreement by each of the entities identified on the signature pages of this Agreement; and

(b) the entry of the Approval Order by the Bankruptcy Court, and such Approval Order becomes a Final Order; provided, however, that, upon notice to the Contributing Insurers by WMILT, and with the consent of the Contributing Insurers, the Final Order condition of this subsection 6.1(b) may be waived.

Section 6.2. Termination of Agreement.  This Agreement may be terminated by any Party, at such Party’s sole option and discretion, in the event that (a) the WMILT Trust Advisory Board shall have failed to approve this Agreement, (b) any other Party hereto materially breaches any of the covenants set forth in Article V hereof or any of its other undertakings in this Agreement, or (c) the Approval Order is not entered by the Bankruptcy Court and the Effective Date does not occur on or prior to January 15, 2015.

Section 6.3. Effect of Termination.  Except as otherwise provided herein, in the event of the termination of this Agreement, this Agreement shall become null and void and be deemed of no force and effect, with no liability on the part of any Party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, legal and financial advisors or other representatives), and no Party shall have any obligations to any other Party arising out of this Agreement. Any payments made pursuant to Section 2.1(a) hereof shall be returned in full to the payor within ten (10) days of termination of this Agreement.  Upon termination, except for the purpose of recovery of any payments made pursuant to Section 2.1(a) hereof or as otherwise provided herein, neither this Agreement nor any terms or provisions set forth herein shall be admissible in any dispute, litigation, proceeding or controversy among the Parties and nothing contained herein shall constitute or be deemed to be an admission by any Party as to any matter, it being understood that the statements and resolutions reached herein were as a result of negotiations and compromises of the respective positions of the Parties.  In addition, except for the purpose of recovery of any payments made pursuant to Section 2.1(a) hereof or as otherwise provided herein, no Party shall seek to take discovery concerning this Agreement or admit this Agreement or any part of it into evidence against any other Party hereto.

ARTICLE VII
MISCELLANEOUS

Section 7.1. Amendments.  This Agreement may not be modified, amended or supplemented except by a written agreement executed by each Party to be affected, or whose constituency may be affected, by such modification, amendment or supplement.

Section 7.2. No Admission of Liability.

(a) The execution of this Agreement is not intended to be, nor shall it be construed as, an admission or evidence in any pending or subsequent suit, action, proceeding or dispute of any liability, wrongdoing, or obligation whatsoever (including as to the merits of any claim or defense) by any Party to any other Party or any other Person with respect to any of the matters addressed in this Agreement.

(b) None of this Agreement (including, without limitation, the Recitals and Exhibits hereto), the settlement or any act performed or document executed pursuant to or in furtherance of this Agreement or the settlement:  (i) is or may be deemed to be or may be used as an admission or evidence of the validity of any claim, or any allegation made in the Related Actions or of any wrongdoing or liability of any Party; (ii) is or may be deemed to be or may be used as an admission or evidence of any liability, fault or omission of any Party in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal; or (iii) is or may be deemed to be or used as an admission or evidence against the Reorganized Debtors or the Debtors with respect to the validity of any of the Released Claims.  None of this Agreement, the settlement, or any act performed or document executed pursuant to or in furtherance of this Agreement or the settlement shall be admissible in any proceeding for any purposes, except to enforce the terms of the Agreement, and except that any Party may file this Agreement in any action to effectuate the promises and obligations set forth herein, including, but not limited to, in order to support a defense or counterclaim based on the principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense of counterclaim.

Section 7.3. Good Faith Negotiations.  The Parties recognize and acknowledge that each of the Parties hereto is represented by counsel, and such Party received independent legal advice with respect to the advisability of entering into this Agreement.  Each of the Parties acknowledges that the negotiations leading up to this Agreement were conducted regularly and at arm’s length; this Agreement is made and executed by and of each Party’s own free will; that each knows all of the relevant facts and his or its rights in connection therewith; and that he or it has not been improperly influenced or induced to make this settlement as a result of any act or action on the part of any party or employee, agent, attorney or representative of any party to this Agreement. The Parties further acknowledge that they entered into this Agreement because of their desire to avoid the further expense and inconvenience of litigation and other disputes, and to compromise permanently and settle the claims between the Parties settled by the execution of this Agreement.

Section 7.4. Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any Person other than the Parties hereto, the Reorganized Debtors, the Releasees, and their respective successors and assigns, any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation thereof; and the covenants, stipulations and agreements contained in this Agreement are and shall be for the sole and exclusive benefit of the Parties hereto, the Releasees and their respective successors and assigns.

Section 7.5.Governing Law; Retention of Jurisdiction; Service of Process.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware and applicable federal law.  By its execution and delivery of this Agreement, each of WMILT, the D&O Claimants and the Insurers hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding between any or all of the foregoing with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the Bankruptcy Court for that purpose only, and, by execution and delivery of this Agreement, each hereby irrevocably accepts and submits itself to the jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding, subject to a Party’s rights pursuant to applicable law.  In the event any such action, suit or proceeding is commenced, the Parties hereby agree and consent that service of process may be made, and personal jurisdiction over any Party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the Party at the address of such Party set forth in Section 7.10 hereof, unless another address has been designated by such Party in a notice given to the other Parties in accordance with Section 7.10 hereof.

Section 7.6. Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and are not part of this Agreement and do not in any way limit or modify the terms or provisions of this Agreement and shall not affect the interpretation hereof.

Section 7.7. Binding Agreement; Successors and Assigns; Joint and Several Obligations.  This Agreement shall be binding only upon the execution and delivery of this Agreement by the Parties listed on the signature pages hereto, subject to Bankruptcy Court approval as to the Debtors.  This Agreement is intended to, and shall be deemed to, bind and inure to the benefit of the Parties and their respective successors, assigns, administrators, constituents and representatives. The agreements, representations, covenants and obligations of the Parties under this Agreement are several only and not joint in any respect and none shall be responsible for the performance or breach of this Agreement by another.

Section 7.8. Entire Agreement.  This Agreement (including the exhibits hereto) and the Approval Order constitute the full and entire agreement among the Parties with regard to the subject hereof, and supersedes all prior negotiations, representations, promises or warranties (oral or otherwise) made by any Party with respect to the subject matter hereof.  No Party has entered into this Agreement in reliance on any other Party’s prior representation, promise or warranty (oral or otherwise) except for those that may be expressly set forth in this Agreement.

Section 7.9. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one and the same Agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of copies of such counterparts is confirmed.

Section 7.10. Notices.  All demands, notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when personally delivered by courier service or messenger, (ii) upon actual receipt (as established by confirmation of receipt or otherwise) during normal business hours, otherwise on the first business day thereafter if transmitted electronically (by e-

mail transmission), by facsimile or telecopier, with confirmation of receipt, or (iii) three (3) Business Days after being duly deposited in the mail, by certified or registered mail, postage prepaid-return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following Parties:

If to the WMI Entities, to:

WMI Liquidating Trust.
1201 Third Avenue, Suite 3000
Seattle, Washington  98101
Attn:  Charles Edward Smith, General Counsel
Facsimile:  (206) 432-8879
Email:  chad.smith@wamuinc.net

with a copy given in like manner to:

Alvarez & Marsal LLP
100 Pine Street, Suite 900
San Francisco, California 94111
Attn:  William C. Kosturos
Facsimile:  (415) 837-1684
Email:  bkosturos@alvarezandmarsal.com

- and -

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:  Brian S. Rosen, Esq.
Facsimile:  (212) 310-8007
Email:  brian.rosen@weil.com

If to the Outside Director Claimants, to:

Perkins Coie LLP
1201 Third Avenue
Suite 4800
Seattle, Washington 98101-3099
Attn:  Ronald L. Berenstain, Esq.
Telephone: (206) 359-8477
Facsimile:  (206) 359-9477
Email: rberenstain@perkinscoie.com

If to Killinger, to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304

Attn: Jerome F. Birn, Jr., Esq.
Facsimile:  (650) 493-6811
Email: jbirn@wsgr.com

- and -

Monzack Mersky McLaughlin
      & Browder, P.A.
1201 N. Orange Street
Wilmington, DE 19801
Attn: Rachel B. Mersky, Esq.
Facsimile:  (302) 656-2769
Email: rmerksy@monlaw.com
If to Fishman, to:

Schulte, Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attn:  Howard O. Godnick, Esq.
Facsimile:  (212) 593-5955
Email: howard.godnick@srz.com

If to Bonderman, to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn:  Mitchell A. Lowenthal, Esq.
Facsimile:  (212) 225-3999
Email: mlowenthal@cgsh.com

If to XL, to:

Wiley Rein LLP
1776 K Street NW
Washington, DC 20006
Attn:  Charles C. Lemley, Esq.
Facsimile:  (202) 719-7049
Email: clemley@wileyrein.com

If to National Union Fire Insurance Company of Pittsburgh, PA, to:

D’Amato & Lynch, LLP
2 World Financial Center
225 Liberty Street
New York, NY 10281

Attn:  Deborah Collins, Esq.
Facsimile: (212) 269-3559
Email: dcollins@damato-lynch.com

If to AXIS Insurance Company or AXIS Reinsurance Company, to:

BatesCarey LLP
191 N. Wacker Drive
Chicago, IL 60606
Attn: Ommid C. Farashahi, Esq.
Facsimile (312) 762-3200
Email: ofarashahi@batescarey.com

If to Continental Casualty Company or Columbia Casualty Company, to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attn:  Stephen P. Davidson, Esq.
Facsimile: (212) 884-8456
Email: Stephen.davidson@dlapiper.com

If to Lloyds, to:

Sedgwick LLP
333 Bush Street, 30th Floor
San Francisco, CA 94104
Attn:  Eugene Elsbree, Esq.
Facsimile: (415) 781-2635
Email: Eugene.elsbree@sedgwicklaw.com

Section 7.11. Further Assurances.  Each of the Parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as the other Parties may reasonably request in order to effectuate the intent and purposes of, and to carry out the terms of, this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date set forth above.

WMI LIQUIDATING TRUST

By:	/s/ Charles Edward Smith
	Name:	Charles Edward Smith
	Title:	General Counsel

TODD H. BAKER

By:

DAVID BONDERMAN

By:	/s/ David Bonderman

ALFRED BROOKS

By:

STEPHEN I. CHAZEN

By:	/s/ Stephen I. Chazen

ANNE V. FARRELL

By:	/s/ Anne V. Farrell

ALAN H. FISHMAN

By:	/s/ Howard Godwick, Attorney for Alan H. Fishman

STEPHEN E. FRANK

By:	/s/ Stephen E. Frank

DEBORA D. HORVATH

By:

KERRY K. KILLLINGER

By:	/s/ Kerry K. Killinger

THOMAS C. LEPPERT

By:	/s/ Thomas C. Leppert

CHARLES M. LILLIS

By:	/s/ Charles M. Lillis

PHILLIP D. MATTHEWS

By:	/s/ Phillip D. Matthews

JOHN P. McMURRAY

By:

MARGARET OSMER McQUADE

By:	/s/ Margaret Osmer McQuade

REGINA T. MONTOYA

By:	/s/ Regina T. Montoya

MICHAEL K. MURPHY

By:	/s/ Michael K. Murphy

MARY E. PUGH

By:	/s/ Mary E. Pugh

WILLIAM G. REED, JR.

By:	/s/ William G. Reed, Jr.

ORIN C. SMITH

By:	/s/ Orin C. Smith

JAMES H. STEVER

By:	/s/ James H. Stever

WILLIS B. WOOD, JR.

By:	/s/ Willis B. Wood, Jr.

ACE AMERICAN INSURANCE COMPANY

By:	/s/ Sean Simpson
	Name:	Sean Simpson
	Title:	Sedgwick LLP, as authorized to sign on behalf of ACE American Insurance Company

ALLIED WORLD ASSURANCE COMPANY LTD.

By:	/s/ JaneE. Haylett
	Name:	JaneE. Haylett
	Title:	Vice President Professional Loan Claims

ARCH INSURANCE GROUP

By:	/s/ Kim W. West
	Name:	Kim W. West
	Title:	Partner

AXIS INSURANCE COMPANY

By:	/s/ Timothy C. Vazquez
	Name:	Timothy C. Vazquez
	Title:	Assistant Vice President - Claims

AXIS REINSURANCE COMPANY

By:	/s/ Timothy C. Vazquez
	Name:	Timothy C. Vazquez
	Title:	Assistant Vice President - Claims

AIG CLAIMS, INC., AS AUTHORIZED REPRESENTATIVE OF CHARTIS PROPERTY CASUALTY COMPANY

By:	/s/ Maureen Conboy
	Name:	Maureen Conboy
	Title:	Assistant Vice President

COLUMBIA CASUALTY COMPANY

By:	/s/ David Philips
	Name:	David Philips
	Title:	Senior Claim Counsel

CONTINENTAL CASUALTY COMPANY

By:	/s/ David Philips
	Name:	David Philips
	Title:	Senior Claim Counsel

HOUSTON CASUALTY COMPANY

By:	/s/ Evelyn Williams
	Name:	Evelyn Williams
	Title:	Authorized Representative

AIG CLAIMS, INC., AS AUTHORIZED REPRESENTATIVE OF NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA

By:	/s/ Maureen Conboy
	Name:	Maureen Conboy
	Title:	Assistant Vice President

RSUI INDEMNITY COMPANY

By:	/s/ Scott Fahy
	Name:	Scott Fahy
	Title:	Assistant Vice President - RSUI Group, Inc.

SCOTTSDALE INDEMNITY COMPANY

By:	/s/ John D. Briggs
	Name:	John D. Briggs
	Title:	Assistant General Counsel

THOSE CERTAIN UNDERWRITERS AT LLOYD’S, LONDON AND LONDON COMPANIES, SUBSCRIBING TO POLICY NUMBER 509QA01550707

By:	/s/ Eugene V. Elsbree
	Name:	Eugene V. Elsbree
	Title:	Authorized Representative

THOSE CERTAIN UNDERWRITERS AT LLOYD’S, LONDON, SUBSCRIBING TO POLICY NUMBER B0509QA027908

By:	/s/ Sean Simpson
	Name:	Sean Simpson
	Title:	Sedgwick LLP, as authorized to sign on behalf of those certain underwriters at Lloyd's London, subscribing to Policy No. B0509QAO27908

XL SPECIALTY INSURANCE COMPANY

By:	/s/ Michael P.Morabito
	Name:	Michael P.Morabito
	Title:	Vice President, Claims

Execution Copy

EXHIBIT B

The following are relevant excerpts of the Seventh Amended Plan, a complete copy of which can be found at http://www.kccllc.net/wamu.

“41.6 Releases by Holders of Claims. (a) Global Third Party Releases. On the Effective Date, for good and valuable consideration, and to the fullest extent permissible under applicable law, each Entity (Creditor or holder of an Equity Interest) that (i) has held, currently holds or may hold a Released Claim or any Released Third Party Causes of Action, (ii) is entitled to receive, directly or indirectly, a distribution or satisfaction of its Claim or Equity Interest pursuant to the Plan, and (iii) elects, by not checking or checking the appropriate box on its Ballot or election form, as the case may be, to grant the releases set forth in this Section 41.6, on their own behalf and on behalf of anyone claiming through them, shall be deemed to have and hereby does irrevocably and unconditionally, fully, finally and forever waive, release, acquit and discharge (1) each and all of the Released Parties, from any and all Released Claims and/or any claim, act, fact, transaction, occurrence, statement, or omission in connection with or alleged in the Actions or in the Texas Litigation, or that could have been alleged in respect of the foregoing or other similar proceeding, including, without limitation, any such claim demand, right, liability, or cause of action for indemnification, contribution or any other basis in law or equity for damages, costs or fees incurred by the releasors herein arising directly or indirectly from or otherwise relating thereto and (2) each of (a) the AAOC Releasees, (b) the Senior Notes Claims Releasees, (c) the Senior Subordinated Notes Claims Releasees, (d) the PIERS Claims Releasees and (e) the CCB Releasees from any and all Released Third Party Causes of Action; provided, however, that each Entity that has elected not to grant the releases set forth in this Section 41.6, including, without limitation, any Entity that fails to execute and deliver a release following notice in accordance  with the provisions of Section 31.6(c) hereof, shall not be entitled to, and shall not receive, any payment, distribution or other satisfaction of its claim pursuant to the Plan; and, provided, further, that, notwithstanding anything contained in this Section 41.6(a) to the contrary, the release set forth in Section 41.6(a)(1) shall not extend to acts of gross negligence or willful misconduct of any Released Parties (other than with respect to the JPMC Entities and their respective Related Persons); and, provided, further, that, notwithstanding the foregoing, solely for purposes of this Section 41.6(a), “Released Parties” shall not include Related Persons other than (i) Related Persons of the JPMC Entities and (ii) Related Persons of the FDIC Receiver and FDIC Corporate.”

“41.7 Injunction Related to Releases. As of the Effective Date, all Entities that hold, have held, or may hold a Released Claim, an Estate Claim, any Released Third Party Causes of Action or an Equity Interest that is released pursuant to Sections

41.5 and 41.6 of the Plan, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Released Claims, Estate Claim, Released Third Party Causes of Action or such Equity Interests: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum;  (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any Entity released under Sections 41.5 and 41.6 hereof; and (v) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.”

“41.8 Exculpation.  The Debtors, the Debtors’ officers and directors serving during the period from the Petition Date up to and including the Effective Date, the Creditors’ Committee and each of its members in their capacity as members of the Creditors’ Committee, the Equity Committee and each of its members in their capacity as members of the Equity Committee, and each of their respective professionals shall not have or incur any liability to any Entity for any act taken or omitted to be taken in connection with the Chapter 11 Cases (including any actions taken by the Creditors’ Committee after the Effective Date), the formulation, preparation, dissemination, implementation, confirmation or approval of the Plan or any compromises or settlements contained therein, the Disclosure Statement and the Supplemental Disclosure Statement related thereto, the Global  Settlement  Agreement, or any contract, instrument, release or other  agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan and the Global Settlement Agreement; provided, however, that the foregoing provisions of this Section 41.8, shall not affect the liability of any Entity that otherwise would result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.  Nothing in the foregoing Section 41.8 shall prejudice the right of any of the Debtors, the Debtors’ officers and directors serving during the period from the Petition Date up to and including the Effective Date, the Creditors’ Committee and each of its members in their capacity as members of the Creditors’ Committee, the Equity Committee and each of its members in their capacity as members of the Equity Committee, and each professionals to assert reliance upon advice of counsel as a defense with respect to their duties and responsibilities under the Plan.”